                                                                      EXHIBIT 5

                            STEEL HECTOR & DAVIS, LLP




                    November 13, 1998

AmeriPath, Inc.
7289 Garden Road, Suite 200
Riviera Beach, Florida 33404

Ladies and Gentlemen:

We have acted as counsel to AmeriPath, Inc., a Delaware corporation (the "Company"), and have reviewed the Company's Registration Statement on Form S-8 covering 5,000,000 shares of the Company's common stock, $.01 par value (the "Shares") granted pursuant to the AmeriSave 401(k) Plan maintained by the Company (the "Plan").

In connection therewith, we have examined the Company's Certificate of Incorporation and the Company's Bylaws, each as amended to the date hereof; resolutions adopted by the Board of Directors of the Company providing, among other things, for the purchase of the Shares and the filing of the Registration Statement; and such other corporate documents and records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purposes of this opinion. We have also reviewed the relevant statutory provisions of the Delaware General Corporation Law, and such other legal authority in Delaware as we have deemed relevant.

Based upon and subject to the foregoing and the other qualifications, limitations and assumptions contained herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                                Very truly yours,

                                                STEEL HECTOR & DAVIS, LLP

JIE:MAL:BLK